INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 48 to the Registration Statement No. 811-4861 on Form N-1A of Fidelity Garrison Street Trust, of our reports, dated October 29, 2002 and November 1, 2002, appearing in the Annual Report to Shareholders of Fidelity Money Market Central Fund and Fidelity Ultra Short Central Fund, respectively, for the year ended September 30, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
November 20, 2002